Exhibit 99.1

Date of Event Requiring Statement: December 29, 2011

Issuer Name and Ticker or Trading Symbol: Spirit Airlines, Inc. [SAVE]

Signatures:

OCM SPIRIT HOLDINGS III-A, LLC

By: Oaktree Capital Management, L.P.,
Its: Manager

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Senior Vice President